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EXHIBIT 3.1.2   Amendment of Articles of Incorporation dated May 26, 1996

                                STATE OF DELAWARE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                         OPTIMUM INTERACTIVE (USA), LTD.


First: that pursuant to written action of the director of Optimum Interactive
(USA), Ltd., in lieu of a directors meeting on May 23, 1996 resolutions were duly adopted, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware setting forth the proposed amendments to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

         RESOLVED,

         First: that

         Article THIRD is hereby amended to read as follows:

         The total number of shares which the corporation shall have the authority to issue is fifty million shares (50,000,000). All such shares are to be $.0001 par value and are to be of one class.

         May 23, 2002



BY: /s/ Arnon Scheflan
    ---------------------------
    Arnon Scheflan
    President and Sole Director